EXHIBIT 23.1
COMPUMED,  INC.
FORM  10-KSB  FOR  THE  PERIOD  ENDED  SEPTEMBER  30,  2005

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements on Forms S-8 and Forms S-3 and each related Prospectus pertaining to the 1992 Stock Option Plan, 2002 Stock Option Plan, and the 2003 Stock Incentive Plan of CompuMed, Inc. of our report dated November 16, 2005, with respect to the balance sheet of Compumed, Inc. as of September 30, 2005 and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 2005 and 2004, which report appears in the September 30, 2005 Annual Report on Form 10-KSB of CompuMed, Inc.



                 /s/  Rose,  Snyder  &  Jacobs
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                 A  Corporation  of  Certified  Public  Accountants
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Encino,  California
December  22,  2005